                                                            Exhibit d(2)(A)(iii)


           FORM OF SECOND AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT


                               ING INVESTORS TRUST

         This Second Amendment, effective as of September 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated the 24th day of October, 1997, as amended among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and T. Rowe Price Associates, Inc., a Maryland corporation (the "Portfolio Manager") with regards to ING T. Rowe Price Capital Appreciation Portfolio and ING T. Rowe Price Equity Income Portfolio, each a Series of the Trust.

                               W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of September 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 13 is hereby deleted in its entirety and replaced with the following:

                  13. SERVICES NOT EXCLUSIVE.

                  (a) It is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

                  (b) The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 13 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                              ING INVESTORS TRUST


                              By:      _________________________________
                                       Robert S. Naka
                                       Senior Vice President


                              DIRECTED SERVICES, INC.


                              By:      _________________________________
                                       Name:    ________________________
                                       Title:   ________________________


                              T. ROWE PRICE ASSOCIATES, INC.


                              By:      _________________________________
                                       Name:    ________________________
                                       Title:   ________________________

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